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                                                                    EXHIBIT 99.1









              BANCORPSOUTH, INC. ANNOUNCES PRELIMINARY ESTIMATE OF
                   THIRD-QUARTER IMPACT FROM HURRICANE KATRINA


TUPELO, Miss., Oct. 3, 2005 /PRNewswire-FirstCall via COMTEX/ -- BancorpSouth, Inc. (NYSE: BXS) today announced its preliminary estimate of the impact from Hurricane Katrina on its results of operations for the third quarter ended September 30, 2005.

Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth, stated, "We are extraordinarily proud of the response of our colleagues at BancorpSouth to the disaster brought about by Hurricane Katrina. Whether through company-wide contributions of money and supplies or through direct on-the-ground assistance, our people and our company are continuing to rise to the challenges presented by the destruction and disruption caused by the hurricane.

"We certainly expect the storm to have a pronounced negative economic impact on the Gulf Coast region in the short to intermediate term. In the long term, however, historical experience and the strong determination of people and businesses to rebuild suggest that the region will ultimately undergo an economic resurgence. As a long-term, integral part of the Gulf Coast community, BancorpSouth is fully committed to helping its employees and customers recover from this hurricane and helping the Gulf Coast area emerge as an even more vibrant economic region."

As of September 30, 2005, management of BancorpSouth had estimated that, based on the information available to it at the time, the effects of Hurricane Katrina could decrease after-tax earnings by approximately $9 million, or 11.5 cents per diluted share, for the quarter ended September 30, 2005. This estimate includes a pre-tax provision for credit losses of approximately $11.5 million primarily as a result of Hurricane Katrina's impact on the Mississippi Gulf Coast region. BancorpSouth does not expect to incur material credit losses in Louisiana from the impact of either Hurricane Katrina or Hurricane Rita. Approximately $2.9 million, pre-tax, of the third-quarter impact is related to hurricane relief efforts, assistance for affected employees and lost non-interest revenue, a significant portion of which resulted from BancorpSouth's waiver of certain fees and service charges for people and businesses in the affected area. There can be no assurance, however, that the decrease in earnings and the provision for credit losses will not exceed the above estimates.

BancorpSouth continues to assess the status of its Mississippi Gulf Coast banking assets



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damaged and operations disrupted by Hurricane Katrina. The aggregate impact of this hurricane on BancorpSouth's financial condition and results of operations may not be known for some time and must be measured by the extent of the damage to BancorpSouth's properties, the extent of damage to the properties of its customers (including property pledged to the bank as collateral), the uncertainty regarding the final settlement of insurance claims and the impact of government and other forms of assistance, and the uncertainty regarding the expected rate of economic recovery in the region affected by Hurricane Katrina.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "may," "might," "will," "would," "could" or "intend." These forward-looking statements may include, without limitation, statements relating to the impact of Hurricane Katrina and Hurricane Rita, the economic resurgence of the Gulf Coast Region, earnings estimates and provision for and incurrence of credit losses.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors may include, but are not limited to, the rate of economic recovery in the region affected by Hurricane Katrina, the ability of BancorpSouth to obtain additional reliable information in areas affected by the hurricane, the amount and timing of general aid provided to areas affected by the hurricane, assumptions made in BancorpSouth's financial analyses, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, changes in laws and regulations affecting financial service companies in general, geographic concentration of BancorpSouth's assets, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth's filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi with approximately $10.8 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 250 commercial banking, insurance, trust and broker/dealer locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

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